EXHIBIT 11.1

                          GREAT WESTERN FINANCIAL CORPORATION

                       Computation of Net Income Per Common Share
                               Primary and Fully Diluted

                                                     Year Ended December 31
                                                --------------------------------
(Dollars in thousands)                              1993        1992        1991
                                                    ----        ----        ----
Net income before accounting changes            $ 62,047    $ 53,912    $298,130
Preferred stock dividends - convertible
  and nonconvertible                             (25,015)    (15,543)     (7,023)
                                                --------    --------    --------
Net income for computing earnings per
  Common share - primary before
  accounting change                               37,032      38,369     291,107
Accounting changes                                     -      31,094           -
                                                --------    --------    --------
Net income for computing earnings per
  Common share - primary                          37,032      69,463     291,107
Preferred stock dividends - convertible           11,320      11,320       7,023
                                                --------    --------    --------
Net income for computing earnings per
  Common share - fully diluted                    48,352      80,783     298,130
Accounting changes                                     -     (31,094)          -
                                                --------    --------    --------
Net income for computing earnings per
  Common share - fully diluted before
  accounting changes                            $ 48,352    $ 49,689    $298,130
                                                ========    ========    ========
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                  Computation of Average Number of Common Shares
                  Outstanding on Primary and Fully Diluted Basis
                     (In thousands, except per share amounts)

                                                     Year Ended December 31
                                                --------------------------------
(Dollars in thousands)                              1993        1992        1991
                                                    ----        ----        ----
Average number of Common shares
  outstanding during each period -
  without dilution                               131,529     130,412     128,679
Common share equivalents outstanding
  at the end of each period                          478         324         452
                                                --------    --------    --------
Average number of Common shares and
  Common share equivalents outstanding
  during each period on a primary basis          132,007     130,736     129,131
Common share equivalents outstanding
  at the end of each period on a fully
  diluted basis                                      504         204         298
Addition from assumed conversion as of
  the beginning of each period of the
  convertible preferred stock outstanding
  at the end of each period                        6,342       6,342       3,936
                                                --------    --------    --------
Average number of Common shares
  outstanding during each period on
  a fully diluted basis                          138,853     137,282     133,365
                                                ========    ========    ========
Net income per Common share
  Primary before accounting changes                 $.28        $.30       $2.25
  Fully diluted before accounting changes            .28          30        2.24
  Primary                                            .28          53        2.25
  Fully diluted                                      .28          53        2.24
